Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

KEY ENERGY PRESSURE PUMPING SERVICES, LLC,

LEADER ENERGY SERVICES LTD.,

LEADER ENERGY SERVICES USA LTD.

AND

CEMENTRITE, INC.

JULY 22, 2008

i

5.1.18.	Affiliate Transactions	25
5.1.19.	Customer, Supplier and Employee Relations	26
5.1.20.	Other Employment Matters	26
5.1.21.	Inventory	27
5.1.22.	Service Warranties; Liability	27
5.1.23.	Finders’ Fees	27
5.1.24.	Solvency	27
5.1.25.	Disclosure	28

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		28

6.1	Corporate Existence and Power	28
6.2	Corporate Authorization; Enforceability	28
6.3	Non-Contravention	28
6.4	Finders’ Fees	29

ARTICLE VII ADDITIONAL AGREEMENTS		29

7.1	Employees and Benefit Plans	29
7.2	Books and Records	31
7.3	Transfer of Certain Purchased Assets and Excluded Assets	32
7.4	Michigan Property	32
7.5	Collection of Payments	32
7.6	Further Assurances	33
7.7	Certain Tax Matters	33

ARTICLE VIII SURVIVAL; INDEMNIFICATION		34

8.1	Survival	34
8.2	Indemnification	34
8.3	Procedures	35
8.4	Payment of Indemnification Payments	36

ARTICLE IX MISCELLANEOUS		36

9.1	Notices	36
9.2	Amendments and Waivers	37
9.3	Expenses	37
9.4	Successors and Assigns	38
9.5	No Third-Party Beneficiaries	38
9.6	Governing Law	38
9.7	Jurisdiction	38
9.8	Counterparts	38
9.9	Table of Contents; Headings	39
9.10	Entire Agreement	39
9.11	Severability; Injunctive Relief	39
9.12	Arbitration	39

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of July 22, 2008, by and among KEY ENERGY PRESSURE PUMPING SERVICES, LLC, a Texas limited liability company (“Purchaser”), LEADER ENERGY SERVICES LTD., an Alberta corporation (“Leader Canada”), LEADER ENERGY SERVICES USA LTD., a North Dakota corporation (“Leader USA”), and CEMENTRITE, INC., a Michigan corporation (“CementRite”, and collectively with Leader Canada and Leader USA, “Sellers”).

RECITALS

A.            Sellers are in the business of providing coiled tubing, nitrogen, cementing, acidizing, fracturing and other oilfield services in the United States (the “Business”).

B.            Purchaser wishes to purchase from Sellers, and Sellers wish to sell to Purchaser, all of the assets, properties and rights of Sellers related to or used or useful in the operation of the Business (other than the Excluded Assets), subject to the Assumed Liabilities, upon the terms and conditions of this Agreement.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Definitions.  In addition to the terms defined elsewhere herein, the terms below are defined as follows:

“Accounts Receivable” has the meaning set forth in Section 2.2(b).

“Adjustment Notice” has the meaning set forth in Section 3.2(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person and, if such first Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such individual’s immediate family and any Person who is controlled by any such member or trust.  For the purposes of this Agreement, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Asset Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

“Ancillary Agreements” means the Lease Agreement, Non-Competition Agreement, the Transition Services Agreement and all other instruments, certificates, bills of sale and other agreements entered into by Sellers in connection with the consummation of the transactions contemplated by this Agreement.

“Assigned Contracts” has the meaning set forth in Section 2.1(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.4(b).

“Balance Sheet Date” means December 31, 2007.

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including any retirement benefits, deferred compensation, employment agreement, consulting agreement, employee leasing agreement, labor agreement, stock options or other equity arrangements, executive compensation, bonus or incentive plan, severance, change in control payment, any cafeteria plan or any holiday or vacation plan or practice.

“Bulk Transfer Laws” means the Laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Purchased Assets to Purchaser.

“Business” has the meaning set forth in Recital A.

“Business Day” means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in Houston, Texas are authorized or required to close.

“Capitalized Lease Obligations” means, for any applicable period, the obligations of such Person that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash and Cash Equivalents” means all available cash and cash equivalents of Sellers, including marketable securities.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq., as amended.

“CementRite” has the meaning set forth in the introductory paragraph of this Agreement.

“Closing” has the meaning set forth in Section 4.1.

“Closing Cash Consideration” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 4.1.

“COBRA” has the meaning set forth in Section 5.1.17(c).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Constituent of Concern” means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any Environmental Law.

“Damages” has the meaning set forth in Section 8.2(a).

“Direct Claim” has the meaning set forth in Section 8.3(c).

“Employee Benefit Plan” has the meaning set forth in Section 5.1.17(a).

“Environmental Assessment” means the right of Purchaser and its Affiliates or their respective contractors or agents to: (a) review Sellers’ environmental records; (b) submit a pre-inspection environmental questionnaire to Sellers; (c) make a site assessment to visually inspect the problems and operations of the Sellers; (d) conduct interviews with Sellers’ personnel responsible for environmental matters; and (e) copy any governmental documents regarding the properties and operations of Sellers.

“Environmental Claims” means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, citations, summonses, notices of non-compliance or violation, requests for information, investigations or proceedings relating in any way to the Release of Constituents of Concern or any Environmental Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Constituents of Concern or arising from an alleged injury or threat of injury to human health and safety or the environment.

“Environmental Condition” means a condition with respect to the environment which has resulted or could reasonably be expected to result in a material loss, liability, cost or expense to Sellers.

“Environmental Law” means any Law, regulation, administrative interpretation, administrative order, consent decree or judgment, or common law relating to the environment, human health and safety, including CERCLA, and any state, foreign, provincial and local counterparts or equivalents.

“Environmental Permits” means all Permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

“ERISA Affiliate” means any Person that, together with any other Person, would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Excluded Assets” has the meaning set forth in Section 2.2.

“GAAP” means Canadian generally accepted accounting principles, consistently applied.

“General Holdback Amount” has the meaning set forth in Section 3.1.

“Governmental Authority” means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution.

“Hire Date” has the meaning set forth in Section 7.1(b).

“Holdback Amount” has the meaning set forth in Section 3.1.

“Indebtedness” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of the property or services, except trade payables incurred in the Ordinary Course of Business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all Capitalized Lease Obligations, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (g) all indebtedness of any other Person of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Intellectual Property Right” means any trademark, service mark, trade name, product designation, logo, slogan, invention, patent, trade secret, copyright, know-how, proprietary design or process, computer software and database, Internet address or domain name (including any registrations or applications for registration or renewal of any of the foregoing), research in progress, or any other similar type of proprietary intellectual property right.

“Inventory” mean items of tangible personal property that (a) are held for sale in the ordinary course of business (finished goods), (b) are in process of production for such sale (work in progress), or (c) are to be currently consumed (and have not previously been consumed in whole or in part) either directly or indirectly in the production of goods or services to be available for sale (raw materials and supplies).

“Inventory Adjustment” shall mean the aggregate value of the Inventory relating to the Business (determined using the fair market value approach) as determined by Purchaser pursuant to the Post-Closing Review.  The aggregate value of such Inventory shall be the lesser of (i) the value determined using the accounting method described in the preceding sentence as of the date hereof, and (ii) $1,000,000.00; provided, however, that any Inventory that is (A) obsolete, (B) not in good condition or repair or (C) not otherwise usable and salable in the Ordinary Course of Business shall be valued at zero.

“IRS” means the Internal Revenue Service.

“Jarman Matter” means all liabilities, penalties, judgments, fines and damages associated with the facts and circumstances surrounding the lawsuit styled: Leader Energy Services Ltd, CementRite, Inc. v. Patrick Jarman, Jarman LLC, Coil Drilling Technologies, Inc. and Antech Technical Services, LLC, Case No. 08-6359-CK, in the Circuit Court for the County of Isabella, State of Michigan.

“Law” means any federal, foreign (including the laws of the Province of Alberta and the federal laws of Canada applicable therein), provincial, state or local statute, law, including common law, rule, regulation, ordinance, code, permit or license.

“Leader Canada” has the meaning set forth in the introductory paragraph of this Agreement.

“Leader Canada Reference Balance Sheet” means the balance sheet of Leader Canada as of March 31, 2008, attached hereto as Schedule 5.1.7(a).

“Leader Canada Reference Financial Statements” means the balance sheets of Leader Canada as December 31, 2006 and 2007, together with the related statements of operations and deficit and cash flows for the periods then ended, and the Leader Canada Reference Balance Sheet, together with the related statements of operations and deficit, cash flows and comprehensive income (loss) and accumulated other comprehensive income for the three-month period then ended, all of which are attached hereto as Schedule 5.1.7(a).

“Leader Designated Employees” has the meaning set forth in Section 7.1(a).

“Leader Employees” has the meaning set forth in Section 7.1(a).

“Leader Intellectual Property Right” means any Intellectual Property Right which is used or held for use or otherwise necessary in connection with the conduct of the Business.

“Leader Property” means any real property and improvements at any time owned, leased, used, operated or occupied (whether for storage, disposal or otherwise) by Sellers in connection with the conduct of the Business.

“Leader USA” has the meaning set forth in the introductory paragraph of this Agreement.

“Leader USA Reference Financial Statements” means the financial statements of the Business for each of the monthly periods in the year ended December 31, 2007 and for each of the monthly periods in the five-month period ended May 31, 2008, all of which are attached hereto as Schedule 5.1.7(b).

“Lease Agreement” means the lease agreement between Purchaser and CementRite in substantially the form of Exhibit B hereto.

“Lease Holdback Amount” has the meaning set forth in Section 3.1.

“Leased Real Property” has the meaning set forth in Section 5.1.14(c).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Lien Holdback Amount” has the meaning set forth in Section 3.1.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Sellers or the Business.

“MDEQ” means the Michigan Department of Environmental Quality.

“Michigan Property” means the Leased Property (as defined in the Lease Agreement).

“Non-Competition Agreement” means the non-competition agreement between Purchaser and Sellers in substantially the form of Exhibit A hereto.

“Non-Leader Designated Employees” has the meaning set forth in Section 7.1(a).

“Order” means any judgment, injunction, judicial or administrative order or decree.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person’s past practice and custom, including, with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual, expense or any other accounting entry.

“Owned Real Property” has the meaning set forth in Section 5.1.14(b).

“Permit” has the meaning set forth in Section 5.1.13(b).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

“Post-Closing Review” has the meaning set forth in Section 3.2(a).

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date.

“Potential Liability” means (a) an Environmental Condition identified in the Environmental Assessment of the Michigan Property, (b) any Environmental Claim from the MDEQ with respect to the Michigan Property or (c) any other condition, fact or item identified by Purchaser that, in either case, would make a representation or warranty contained in Section 5.16 untrue in any respect.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) that ends on or before the Closing Date.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.

“Remediation Plan” has the meaning set forth in Section 7.4.

“Retained Liabilities” has the meaning set forth in Section 2.5(b).

“Selected Seller Representations and Warranties” means the representations and warranties contained in Sections 5.1.1 (Corporate Existence and Power), 5.1.2 (Corporate Authorization; Enforceability), 5.1.3 (Governmental Authorization), 5.1.4 (Non-Contravention; Consents), 5.1.5 (Capitalization), 5.1.14 (Purchased Assets; Properties; Sufficiency of Assets), 5.1.16 (Environmental Matters) and 5.1.23 (Finders’ Fees).

“Sellers” has the meaning set forth in the introductory paragraph of this Agreement.

“Subsidiary” means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

“Tax” means (a) any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by Sellers, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (b) any liability of Sellers for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Sellers for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of Sellers for the payment of any amounts as a result of being a party to any Tax-Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” has the meaning set forth in Section 5.1.9(a)(i).

“Tax-Sharing Agreements” means all existing Tax-sharing agreements or arrangements (whether or not written) that are binding on Sellers.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Third-Party Claim” means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.

“Transfer” has the meaning set forth in Section 2.1(a).

“Transition Services Agreement” means the transition services agreement between Purchaser and Sellers in substantially the form of Exhibit D hereto.

“WARN” has the meaning set forth in Section 5.1.20(c).

Certain Interpretive Matters.  (a)  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  Whenever the words, “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  All references to “$” or dollar amounts will be to lawful currency of the United States of America.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  Each of the Schedules will apply only to its corresponding Section or subsection of this Agreement.  Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.  To the extent the term “day” or “days” is used, it will mean calendar days unless referred to as a “Business Day.”

(b)                                 No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1                                 Purchased Assets.   (a)  At the Closing, Sellers will sell, assign, transfer, convey and deliver (“Transfer”), free and clear of all Liens to Purchaser, and Purchaser will purchase and accept from Sellers on the terms and subject to the conditions hereinafter set forth, all of the assets, properties, rights and interests owned, claimed, used or held by Sellers in connection with the conduct of the Business to the extent existing as of the Closing Date, other than the Excluded Assets (all of such assets, properties, rights and interests being hereinafter collectively referred to as the “Purchased Assets”), including all right, title and interest of Sellers in:

(i)                                     the personal property described in Schedule 2.1(a)(i), together with the fixtures, furnishings, furniture, equipment, motor vehicles, tools, supplies, spare parts, computers, printers, software, files, and all other tangible personal property owned, claimed, used or held by Sellers in connection with the conduct of the Business, wherever located;

(ii)                                  all Inventory relating to the Business, wherever located, including inventories of work-in-progress, stores and supplies of Sellers held in connection with the conduct of the Business;

(iii)                               the contracts set forth in Schedule 2.1(a)(iii) (collectively, the “Assigned Contracts”);

(iv)                              all licenses, Permits, registrations, and authorizations of Sellers and held by or on behalf of Sellers in connection with the conduct of the Business set forth in Schedule 2.1(a)(iv);

(v)                                 the leases of real property described in Schedule 2.1(a)(v), together with all rights thereunder to all leasehold improvements thereon and all easements, rights-of-way, transferable licenses and permits and other appurtenances thereof;

(vi)                              all books and records of Sellers relating to the Purchased Assets and the Assumed Liabilities, including all customer and supplier files and lists, sales information, equipment maintenance and warranty information, operating manuals, all correspondence with any customers, suppliers, employees or Governmental Authority, all personnel records related to the Leader Designated Employees, and any other reports, promotional materials, marketing studies, plans and documents prepared by or on behalf of Sellers related to the Business, including data stored electronically, but excluding the corporate books and records listed as Excluded Assets;

(vii)                           except as described in Section 2.2(c) and (d), all prepaid claims, prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by Sellers to any other Person relating to the Purchased Assets or the conduct of the Business, in each case other than to the extent relating to the Retained Liabilities or Excluded Assets;

(viii)                        all third-party indemnities where any Seller is an indemnified party and the proceeds afforded thereby, in each case other than to the extent relating to the Retained Liabilities or Excluded Assets;

(ix)                                all rights of Sellers to manufacturers’ warranties and indemnities with respect to any Purchased Asset;

(x)                                   the goodwill of Sellers with respect to the Business;

(xi)                                all telephone (including cellular telephone) and facsimile numbers (together with all other similar numbers) relating to the Business;

(xii)                             all rights of Sellers pertaining to any causes of action, lawsuits, judgments, claims, demands, counterclaims, set-offs or defenses Sellers may have with respect to the Assumed Liabilities or any of the Purchased Assets, except for the Jarman Matter and except to the extent relating to the Retained Liabilities or Excluded Assets;

(xiii)                          except for the Excluded Assets, all other assets, properties and rights of every kind and nature of Sellers or in which Sellers have an interest on the Closing Date, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, that, in each case, relate to the Business.

(b)                                 In confirmation of the foregoing sale, assignment and transfer, Sellers will execute and deliver to Purchaser at the Closing such bills of sale and other instruments of assignment and Transfer as Purchaser may reasonably deem necessary or desirable.

2.2                                 Excluded Assets.  Anything in this Agreement to the contrary notwithstanding, the following assets of Sellers (the “Excluded Assets”), each to the extent existing on the Closing Date, are being retained by Sellers and will not be included in the Purchased Assets:

(a)                                  Cash and Cash Equivalents;

(b)                                 all accounts and notes receivable (including billed and unbilled) (“Accounts Receivable”) of Sellers relating to the Business;

(c)                                  prepaid federal income Tax deposits;

(d)                                 all Owned Real Property;

(e)                                  deposits held by lessors for property used in Sellers’ Jane Lew, West Virginia operations up to a maximum amount of $155,000.00;

(f)                                    all Leader Intellectual Property Rights;

(g)                                 all books and records of Sellers relating to the Excluded Assets or Retained Liabilities, including the certificate of incorporation, bylaws and other similar constituent documents, minute books and Tax Returns of Sellers;

(h)                                 the Jarman Matter and all rights of Sellers pertaining to any causes of action, lawsuits, judgments, claims, demands, counterclaims, set-offs or defenses Sellers may have solely with respect to the Retained Liabilities or any of the Excluded Assets;

(i)                                     all assets in possession of Sellers but owned by third parties, excluding any personal property included as Purchased Assets in Schedule 2.1(a)(i);

(j)                                     any Employee Benefit Plan; and

(k)                                  the rights of Sellers under this Agreement and under any Ancillary Agreement to which any Seller is a party and the proceeds payable to Sellers pursuant to this Agreement.

2.3                                 Nonassignable Contracts, Leases and Permits.  If any Purchased Assets constituting contracts, leases or Permits are not by their terms assignable or require the consent of a third party in connection with the Transfer by any  Seller and such consent is not obtained prior the Closing Date, such contracts, leases or Permits will be deemed not to have been Transferred as of the Closing Date.  If the Closing occurs notwithstanding the failure to obtain such consent, Sellers will use their reasonable commercial efforts to assist Purchaser in such manner as may reasonably be requested by Purchaser for the purpose of obtaining such consent promptly, and Sellers acknowledge and agree that Purchaser’s efforts in this regard will be limited to participating in discussions and negotiations with all persons or entities with the authority to grant or withhold such consent, and such reasonable commercial efforts shall not require the expenditure of any funds by Purchaser to such third party or other commitment other than time and out -of -pocket expenses.  During such period in which the applicable contract, lease or Permit is not capable of being assigned to Purchaser due to the failure to obtain any required consent, Sellers will make such arrangements as may be necessary to enable Purchaser to receive all the economic benefits under such contract, lease or Permit accruing on and after the Closing Date (including, to the extent permissible, through a sub-contracting, sub-licensing, sub-participation or sub-leasing arrangement, or an arrangement under which Sellers would enforce such contract, lease or Permit for the benefit of Purchaser, with Purchaser, to the extent permissible, assuming Sellers’ executory obligations and any and all rights of Sellers against the other party thereto).  If the approval of the other party to such contract, lease or Permit is obtained, such approval will, as between Sellers and Purchaser, constitute a confirmation (automatically and without further action of the parties) that such contract, lease or Permit is assigned to Purchaser as of the Closing Date, and (automatically and without further action of the parties) that the liabilities with respect to such contract, lease or Permit are, subject to the terms of this Agreement, assumed as of the Closing Date.

2.4                                 Liabilities Assumed by Purchaser.  (a)  Subject to Section 2.2, at the Closing, Purchaser will assume, as of the Closing Date, all liabilities and obligations of Sellers (other than the Retained Liabilities) arising under the terms of the Assigned Contracts set forth in Schedule 2.1(a)(iii), but only to the extent not delinquent or otherwise accrued; provided, however, the Assumed Liabilities shall not include (a) any liability for federal, provincial or state income Tax or Tax liability of Sellers and (b) all attorneys’ and accountants fees and expenses and any other fees and expenses incurred by Sellers in connection with the consummation of the transactions contemplated hereby.  Notwithstanding anything to the contrary contained in this Agreement or any document delivered in connection herewith, Purchaser’s obligations in respect of the Assumed Liabilities will not extend beyond the extent to which Sellers were obligated in respect thereof and will be subject to Purchaser’s right to contest in good faith the nature and extent of any liability or obligation.

(b)                                 The liabilities to be assumed by Purchaser pursuant to Section 2.1(a) are hereinafter sometimes collectively referred to as “Assumed Liabilities.”

2.5                                 Liabilities Not Assumed by Purchaser.  (a)  Anything in this Agreement to the contrary notwithstanding, Purchaser will not assume, cause to be assumed or be deemed to have assumed, or in any way be liable or responsible for, any liabilities or obligations of Sellers, except as specifically provided in Section 2.1(a).  Without limiting the generality or effect of the foregoing, Purchaser will not assume, or be responsible or liable with respect to, any liabilities or obligations of Sellers or their respective Affiliates or their respective predecessors-in-interest (except for the Assumed Liabilities), whether or not arising out of or relating to the conduct of the Business or associated with or arising from any of the Purchased Assets or any other rights, properties or assets used in or associated with the Business at any time, and whether fixed or contingent or known or unknown.

(b)                                 All liabilities or obligations of Sellers other than Assumed Liabilities are hereinafter sometimes collectively referred to as the “Retained Liabilities.”

ARTICLE III

PURCHASE PRICE AND CLOSING PAYMENTS

3.1                                 Purchase Price.  In consideration for the Transfer by Sellers to Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities, Purchaser will deliver to Leader Canada, for the benefit of each Seller, at the Closing the aggregate purchase price (as adjusted pursuant to this Article III, the “Purchase Price”) in an amount equal to $34,500,000.00 (such amount, the “Closing Cash Consideration”), payable in cash by wire transfer in immediately available funds to an account designated in writing by Leader Canada at least two days prior to the Closing Date.

Notwithstanding the foregoing, Purchaser shall retain out of the Closing Cash Consideration the aggregate amount of $1,500,000.00 (the “Holdback Amount”) to secure the indemnification and other obligations of Sellers pursuant to this Agreement.  Of the Holdback Amount, up to $750,000.00 (the “General Holdback Amount”) may be used by Purchaser to satisfy any amounts which are payable to Purchaser pursuant to Section 7.4 and Section 8.2 and which have not otherwise been satisfied by Sellers.  Six months after the Closing Date, the balance of the General Holdback Amount shall be paid to Leader Canada, for the benefit of each Seller, less any amounts which relate to unresolved claims under Section 8.2.  Upon settlement or resolution of such unresolved claims, the balance of the General Holdback Amount, if any, shall be paid to Leader Canada, for the benefit of each Seller.

Of the Holdback Amount, $250,000.00 (the “Lease Holdback Amount”) shall be paid to Leader Canada, for the benefit of the Sellers, upon the earlier to occur of (i) such time as Sellers can establish to the sole satisfaction of Purchaser that CementRite has good and indefeasible title to the Michigan Property and has the full power and authority to convey the Michigan Property to Purchaser pursuant to the terms of the Lease

Agreement or (ii) such time as Purchaser voluntarily terminates the Lease Agreement without exercising its option to purchase the Michigan Property contained therein; provided, however, that if at any time during the term of the Lease Agreement, Purchaser’s right to possession and use of the Michigan Property pursuant to the Lease Agreement is terminated, materially impaired, or limited such that Purchaser is prevented conducting its business on the Michigan Property in a manner reasonably comparable to that conducted immediately before the imposition of such limitation, in each case due to CementRite’s failure to have good and indefeasible title to the Michigan Property, than the Lease Holdback Amount shall be paid to Purchaser.

Of the Holdback Amount, $500,000.00 (the “Lien Holdback Amount”) may be used by Purchaser to satisfy the Indebtedness of Sellers to TFS Capital Funding and GMAC as disclosed on Schedule 5.1.14(a).  Upon the satisfaction of such Indebtedness, the balance of the Lien Holdback Amount, if any, shall be paid to Leader Canada, for the benefit of each Seller.

All amounts received by Leader Canada for the benefit of each Seller pursuant to this Section 3.1 shall be paid by Leader Canada to each Seller in accordance with the allocation of the Purchase Price pursuant to Section 3.4.

3.2                                 Post-Closing Purchase Price Adjustment.  (a)  As soon as practicable after the Closing Date, Purchaser shall commence a review of the Inventory relating to the Business that is on-hand at the Closing Date (the “Post-Closing Review”).  Purchaser shall use its commercially reasonable efforts to complete the Post-Closing Review within ten days of the Closing Date.  Within seven days of Purchaser’s completion of the Post-Closing Review, Purchaser shall determine the amount of the Inventory Adjustment and will prepare and deliver, or cause to be prepared and delivered, to Sellers a written notice (the “Adjustment Notice”) of the amount of the Inventory Adjustment and briefly describing the basis for such adjustment.

(b)                                 If, within 15 days after the date of Purchaser’s delivery of the Adjustment Notice, Sellers determine in good faith that the Inventory Adjustment has not been determined in accordance with this Agreement, Sellers will give written notice to Purchaser within such 15-day period (i) setting forth Sellers’ proposed changes to the Inventory Adjustment as prepared by Purchaser and the determination by Sellers of the Inventory Adjustment and (ii) specifying in reasonable detail Sellers’ basis for disagreement with Purchaser’s determination of the Inventory Adjustment.  The failure by Sellers to so express disagreement and provide such notice within such 15-day period will constitute the acceptance of Purchaser’s determination of the Inventory Adjustment.  If Purchaser and Sellers are unable to resolve any disagreement between them with respect to the determination of the Inventory Adjustment within 15 days after the giving of notice by Sellers to Purchaser of such disagreement, the items in dispute may be submitted to arbitration pursuant to Section 9.12 of this Agreement.  Notwithstanding anything in this Agreement to the contrary, the arbitrators may not in any arbitration of any disagreement over the amount of the Inventory Adjustment determine that the amount of the Inventory Adjustment shall be more than $1,000,000.00.

3.3                                Adjustments to Purchase Price.  Upon the final determination of the Inventory Adjustment, the Purchase Price shall be increased by, and Purchaser will pay to each applicable Seller, the amount of the Inventory Adjustment.  Such payment will be made by Purchaser in cash by wire transfer of immediately available funds to one account specified by each applicable Seller, in writing, within five Business Days following the final determination with respect to the Inventory Adjustment.

3.4                                Allocation of Purchase Price.  As soon as practicable after the Closing Date, the Purchaser shall retain a valuation firm to provide a written appraisal of the Purchased Assets as of the Closing Date. Purchaser and Sellers shall be permitted to review and discuss such written appraisal with such valuation firm prior to its finalization. Purchaser and Sellers agree that (i) the aggregate Purchase Price will be allocated among the Purchased Assets as set forth in such written appraisal, (ii) any adjustments to the Purchase Price pursuant to Section 3.3 will be allocated by Purchaser to Inventory, (iii) they will file all Tax returns and related forms (including Form 8594) in accordance with such written appraisal, and (iv) they will not make any inconsistent statement or take any inconsistent position on any Tax returns, in any refund claim or during the course of any IRS or other tax audit.  Each party will notify the other party if it receives notice that the IRS proposes any allocation that is different from the allocation as set forth in such written appraisal.

ARTICLE IV

CLOSING AND CLOSING DELIVERIES

4.1                                The Closing.  The closing of the sale and purchase of the Purchased Assets (the “Closing”) will take place at the offices of Porter & Hedges, L.L.P. located at 1000 Main Street, 36th Floor, Houston, Texas 77002, at 10:00 a.m., Central Time, on July 22, 2008, or such other place, time or date mutually agreed by the Purchaser and Sellers.  The date upon which the Closing occurs is herein called the “Closing Date.”  Notwithstanding any other provision hereof, the Closing will be deemed effective for accounting, tax and all other purposes as of 11:59 p.m., Central Time, on the day immediately preceding the Closing Date.

4.2                                Deliveries of Sellers.  At the Closing, Sellers will deliver or cause to be delivered to Purchaser:

(i)                                     such instruments of assignment, assumption and Transfer as Purchaser may deem necessary or desirable to Transfer any of the Purchased Assets, duly executed by Sellers;

(ii)                                  all required certificates and documents of title relating to the Purchased Assets duly executed and endorsed for transfer to the Purchaser;

(iii)                               a certificate of each Seller’s authorized officer certifying as to each Seller’s certificate of incorporation and bylaws or other similar constituent documents and to the due adoption of resolutions adopted by its board of directors and stockholders (in respect of Leader USA and CementRite) authorizing the execution of this Agreement and each Ancillary Agreement to which it will be a party at Closing and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein;

(iv)                              evidence or copies of the consents, approvals, orders, qualifications or waivers required by any third party or Governmental Authority to consummate the transactions contemplated by this Agreement that are listed in Schedule 4.2(iv);

(v)                                 each Ancillary Agreement required to be duly executed and delivered by parties other than Purchaser or its Affiliates;

(vi)                              terminations and releases of all Liens on any of the Purchased Assets, including UCC-3 termination statements and personal property security discharges in form and substance reasonably satisfactory to Purchaser;

(vii)                           estoppel letters, duly executed by the landlords of each of the Leased Real Property, stating that there are no unsecured defaults under the applicable leases, that the leases are in full force and effect, and such other matters as Purchaser shall reasonably request;

(viii)                        an opinion of counsel for Sellers, Macleod Dixon LLP and Miller, Johnson, Snell & Cummiskey, P.L.C., in the form attached hereto as Exhibit C;

(ix)                                a non-foreign person affidavit as required by Section 1445 of the Code in substantially the form of Exhibit E hereto;

(x)                                   evidence of the conditional approval of the TSX Venture Exchange Inc. of the transactions contemplated hereby; and

(xi)                                such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

4.3                                Deliveries by Purchaser.  At the Closing, Purchaser will deliver or cause to be delivered to Sellers:

(i)                                     the Closing Cash Consideration, less the Holdback Amount, by wire transfer of immediately available funds to the account specified pursuant to Section 3.1;

(ii)                                  each Ancillary Agreement required to be duly authorized and delivered by Purchaser or its Affiliates;

(iii)                               documents evidencing the assumption by Purchaser of the Assumed Liabilities; and

(iv)                              such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1                                Representations and Warranties of Sellers.  Sellers jointly and severally represent and warrant to Purchaser as of the Closing Date as follows:

5.1.1.                    Corporate Existence and Power.  Leader Canada is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Alberta.  Leader USA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Dakota.  CementRite is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan.  Sellers have all corporate power required to carry on the Business as now conducted.  Each Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Seller has previously delivered to Purchaser true and complete copies of the certificate of incorporation, bylaws or other similar constituent documents of such Seller, in each case as amended to date.

5.1.2.                    Corporate Authorization; Enforceability.  The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within such Seller’s corporate powers and have been duly authorized by the board of directors and stockholders, as applicable, of such Seller, and no other corporate action or director or shareholder resolution on the part of such Seller is necessary to authorize this Agreement or any of the Ancillary Agreements to which such Seller will be a party at the Closing or to complete the transactions contemplated hereby and thereby, including the sale and conveyance of the Purchased Assets to Purchaser.  This Agreement has been, and each of the Ancillary Agreements to which each Seller will be a party at the Closing will have been, duly executed and delivered by such Seller, as applicable.  Assuming the due execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which each Seller will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which such Seller will be a party at the Closing will constitute at the Closing, valid and binding agreements of such Seller, as applicable, enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

5.1.3.                     Governmental Authorization.  The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which such Seller will be a party at the Closing require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

5.1.4.                     Non-Contravention; Consents.  Except as disclosed in Schedule 5.1.4, the execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which such Seller will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing (a) violate the certificate of incorporation or bylaws or other similar constituent documents of such Seller, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of such Seller or any licenses to which such Seller is a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller or to a loss of any benefit to which such Seller is entitled under, any contract, agreement or other instrument binding upon such Seller or any license, franchise, Permit or other similar authorization held by such Seller, (e) result in the creation or imposition of any Lien on any asset of such Seller, or (f) constitute a sale of all or substantially all of the assets of Leader Canada.

5.1.5.                     Capitalization.  All the outstanding shares of Capital Stock of Leader USA have been validly issued to Leader Canada and are fully paid and nonassessable.  All the outstanding shares of Capital Stock of CementRite have been validly issued to Leader USA and are fully paid and nonassessable.

5.1.6.                     Subsidiaries.  Except as disclosed in Schedule 5.1.6, Sellers do not own any Capital Stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.  All activities that constitute the Business that are conducted by each Seller are conducted by and through Leader USA and CementRite.

5.1.7.                     Financial Statements.  (a)  Sellers have heretofore furnished Purchaser with a true and complete copy of the Leader Canada Reference Financial Statements which are attached hereto as Schedule 5.1.7(a).  The Leader Canada Reference Financial Statements have been derived from the books and records of Leader Canada, have been prepared in accordance with GAAP (except for, with respect to the Leader Canada Reference Balance Sheet and the related statements of operations and deficit, cash flows and comprehensive income (loss) and accumulated other comprehensive income, normal year-end adjustments and the absence of footnote disclosure) and fairly present in all material respects the financial position of Leader Canada at the respective dates thereof and the results of the operations of Leader Canada for the periods indicated.

(b)                                 Sellers have heretofore furnished Purchaser with a true and complete copy of the Leader USA Reference Financial Statements which are attached hereto as Schedule 5.1.7(b).  The Leader USA Reference Financial Statements have been derived from the books and records of Leader Canada and fairly present in all material respects the financial position of the Business at the respective dates thereof and the results of the operations of the Business for the periods indicated.

(c)                                 The books of account, minute books, stock record books and other records of Sellers, all of which have been made available to Purchaser, are complete and correct in all material respects.

5.1.8.                  Liabilities.  There are no liabilities or obligations or any facts or circumstances which could give rise to liabilities or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, of Sellers that would adversely affect the value of the Purchased Assets or, other than the Assumed Liabilities, become a liability of the Purchaser as a result of the transactions contemplated by this Agreement, by operation of Law or otherwise.

5.1.9.                  Tax Matters.  (a)  Except as disclosed in Schedule 5.1.9(a):

(i)                                     All Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed by or on behalf of each Seller and its respective Subsidiaries with any Taxing Authority with respect to any Pre-Closing Tax Period (collectively, the “Tax Returns”) have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable Laws and all such Tax Returns are current and complete in all material respects.

(ii)                                  All Taxes owed by Sellers (whether or not shown as due and payable on the Tax Returns that have been filed) have been timely paid, or withheld (including withholding for employees, independent contractors, consultants, note holders, shareholders and others) and remitted to the appropriate Taxing Authority.

(iii)                               No claim has ever been made by any Governmental Authority in a jurisdiction where any Seller or any of its respective Subsidiaries does not file a Tax return that it is or may be subject to taxation in that jurisdiction;

(iv)                              There is no action, suit, proceeding, audit or investigation pending or, to the knowledge of any Seller (or its directors, officers or employees responsible for Tax matters), threatened against or with respect to any Seller in respect of any Tax;

(v)                                 There are no Liens for Taxes upon the assets of any Seller, except Liens for current Taxes not yet due.

(b)                                Schedule 5.1.9(b) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed is properly payable by any Seller in connection with any Seller’s ownership or use of the Purchased Assets or conduct of the Business.

5.1.10.               Absence of Certain Changes.  Except as disclosed in Schedule 5.1.10, since the Balance Sheet Date, Sellers have conducted the Business in the Ordinary Course of Business and there has not been any event, occurrence, development or circumstances which has had or which could reasonably be expected to have a Material Adverse Effect.  Since the Balance Sheet Date, there has not occurred any damage, destruction or casualty loss (whether or not covered by insurance) with respect to any of the Purchased Assets.

5.1.11.               Assigned Contracts.  Each Assigned Contract is a valid and binding agreement of each Seller party thereto and, to the knowledge of any Seller, each other party thereto, enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).  No such Seller or, to the knowledge of any Seller, any other party to any such Assigned Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such Assigned Contract.  To the knowledge of any Seller, there is no event, occurrence, condition or act which, individually or in the aggregate, with the giving of notice or the passage of time or both, or the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such Assigned Contract.  The Assigned Contracts constitute all of the contracts, leases, agreements, commitments or other legally binding contractual rights or obligations necessary to conduct the Business in all material respects.  Sellers have delivered or made available to Purchaser true and complete originals or copies of all Assigned Contracts disclosed in Schedule 2.1(a)(iii).

5.1.12.               Litigation.  (a)  Except as disclosed in Schedule 5.1.12(a), there is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of any Seller, threatened, against or affecting Sellers, the Purchased Assets or the Business before any court or arbitrator or any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and any Ancillary Agreements to which any Seller will be a party at Closing.  No Seller knows of any valid basis for any such action, suit, investigation, arbitration or proceeding against or affecting the Purchased Assets or the Business.  Except as disclosed in Schedule 5.1.12(a), there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against any Seller, the Purchased Assets or the Business.

(b)                                 All claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or, to the knowledge of any Seller, threatened, against any Seller are listed or described in Schedule 5.1.12(b).

5.1.13.               Compliance with Laws; Permits.  (a)  Except as described in Schedule 5.1.13(a), each Seller has complied with all Laws.  No Seller knows of any fact, circumstance, condition or situation existing which, after notice or lapse of time or both, would constitute noncompliance by any Seller or give rise to any future liability of any

Seller with respect to any Law heretofore or currently in effect.  No Seller is required to make any material expenditure to achieve or maintain compliance with any Law.  Neither the use, condition nor other aspect of any of the Purchased Assets or other right, property or asset used in or associated with the Business is or has been in violation of any applicable Law.  Except as set forth in Schedule 5.1.13(a), no Seller has received notice of any violation of any Law, or any potential liability under any Law, relating to the operation of the Business or to any of its assets (including the Purchased Assets), operations, processes, results or products, nor is any Seller aware of any such violation or potential liability.  No Seller is aware of any present requirement of any applicable Law which is due to be imposed on any Seller or the Business that is reasonably likely to increase the cost of complying with such Law.

(b)                                 Schedule 2.1(a)(iv) sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval (the “Permits”) issued and held by or on behalf of any Seller and required to be so issued and held to carry on the Business as currently conducted.  Except as disclosed in Schedule 5.1.13(b), such Seller is the authorized legal holder of the Permits, and each Permit is valid and in full force and effect.   No Seller is in default under, and no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any material Permit held by such Seller.

5.1.14.               Purchased Assets; Properties; Sufficiency of Assets.  (a)  Except for Inventory disposed of in the Ordinary Course of Business of Sellers, Sellers have good title to, or in the case of leased property has valid leasehold interests in, the Purchased Assets and all other property and assets (whether real or personal, tangible or intangible) reflected in the Leader Canada Reference Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for Liens disclosed in Schedule 5.1.14(a).

(b)                                 Schedule 5.1.14(b) sets forth a list of all real property and improvements owned in fee simple title by the Sellers in connection with the Business and all easements, rights and appurtenances thereto (collectively, the “Owned Real Property”).  Except as set forth on Schedule 5.1.14(b), Sellers have good and indefeasible title to all Owned Real Property.  None of the Owned Real Property is located within an area that has been designated by the Federal Insurance Administration, the Army Corps of Engineers, or any other governmental agency or body as being subject to special flooding hazards. Neither the Owned Real Property, nor any portion thereof, is classified as “wetlands” as defined in the Clean Water Act (33 U.S.C. §1251 et seq.), as amended, and related regulations, as amended, and subject to federal regulation thereunder or similar state laws and regulations. The improvements on the Owned Real Property (i) have been constructed in a good and workmanlike manner, free from defects in workmanship and material and, to any of the Sellers’ knowledge, do not require any repair or replacement other than minor, routine maintenance; and (ii) have been constructed and are being occupied, maintained, and operated in compliance with all applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, building setback lines, covenants, reservations, and easements, and none of the Sellers have received any notice, written or oral, claiming any violation of any of the same or requesting or requiring the performance of any repairs, alterations, or other work in order to so comply. Except for the Lease Agreement, none of the Sellers is a landlord with respect to any of the Owned Real Property. Except as set forth on Schedule 5.1.14(b), following the date hereof the Purchaser will be the only person with the right to possession and use of the Owned Real Property, subject to the terms of the Lease Agreement. The current zoning classification of the Owned Real Property, if any, permits the construction, maintenance and operation of the improvements thereon and the business currently being operated on the Owned Real Property; the improvements thereon have been constructed and are being occupied and maintained in compliance therewith; and there are no proceedings pending or contemplated to alter such zoning classification. Each item of Owned Real Property has adequate Utilities (hereinafter defined) of a capacity and condition to serve adequately such Owned Real Property (with due regard for the use to which such Owned Real Property is presently being put).  None of the Sellers have knowledge of any fact or condition which would result in the termination of the current access to or from the Owned Real Property to any presently existing highways, roads, and rights-of-way on or adjoining the Owned Real Property. There are no obligations in connection with the Owned Real Property or any so called “recapture agreement” involving refund for sewer extension, oversizing utility lines, lighting or similar expenses or charges for work or services done upon or relating to the Owned Real Property which will bind Purchaser or the Owned Real Property from and after the date hereof. Final certificates of occupancy have been issued for the improvements on the Owned Real Property, and Sellers have all necessary licenses, approvals and permits for the existing use of the Owned Real Property.

(c)                                  Schedule 5.1.14(c) sets forth a list of all real property assets leased by each Seller (the “Leased Real Property”).  Each Seller is a tenant or possessor in good standing thereunder (with a right of quiet enjoyment therein) and all rents due under such leases have been paid.  No Seller nor, to the knowledge of such Seller, any other party to any such lease is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such lease.  Each Seller is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant.  No Seller has received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Leased Real Property, and to such Seller’s knowledge, no such proceeding has been threatened or commenced.  To each Seller’s knowledge, each item of Leased Real Property has adequate Utilities (as hereinafter defined) of a capacity and condition to serve adequately such Leased Real Property (with due regard for the use to which such Leased Real Property is presently being put).  For purposes of this Agreement, the term “Utilities” means all of the following: water distribution and service facilities; sanitary sewers and associated installations; storm sewers; storm retention ponds and other drainage facilities; electrical distribution and service facilities; telephone, and similar communication facilities; heating, ventilating, cooling and air conditioning systems and facilities; natural gas distribution and service facilities; fire protection facilities; garbage compaction and collection facilities; and all other utility lines, conduit, pipes, ducts, shafts, equipment, apparatus and facilities.

(d)                                 The tangible property comprising the Purchased Assets is in all material respects in good repair and operating condition (subject to normal maintenance requirements and normal wear and tear excepted).

(e)                                  The Purchased Assets constitute all of the assets used in connection with the Business and are adequate to conduct the Business as currently conducted.

5.1.15.            Intellectual Property.  (a)  Schedule 5.1.15(a) sets forth a list of all Leader Intellectual Property Rights which are owned by any Seller or which such Seller is a licensor or licensee, and all material licenses, sublicenses and other written agreements as to which such Seller or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Leader Intellectual Property Right, including the identity of all parties thereto.

(b)                              Except as disclosed in Schedule 5.1.15(b), (i) the conduct of the Business by each Seller as currently conducted does not infringe upon any Intellectual Property Right of any third party, and there is no claim, suit, action or proceeding that is either pending or, to the knowledge of such Seller, threatened, that, in either case, involves a claim of infringement by such Seller of any Intellectual Property Right of any third party, or challenging such Seller’s ownership, right to use, or the validity of any Leader Intellectual Property Right; and (ii) no Leader Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by any Seller or restricting the licensing thereof by such Seller to any Person, other than with respect to standard and customary restrictions associated with commercially available third party software to which such Seller has a valid right to use in connection with the Business.

5.1.16.            Environmental Matters.  (a)  Except as disclosed in Schedule 5.1.16(a):

(i)                                     No Seller has, and to any Seller’s knowledge no other party has, generated, recycled, used, treated or stored on, transported to or from, or Released or disposed on, Leader Property any Constituents of Concern or, to the knowledge of any Seller, on any property adjoining or adjacent to any Leader Property, except in compliance with Environmental Laws;

(ii)                                  No Seller has disposed of Constituents of Concern from Leader Property at any off-site facility except in compliance with Environmental Laws;

(iii)                               Each Seller is in compliance with (a) Environmental Laws, except where non-compliance would not be expected to have a Material Adverse Effect and (b) the requirements of Permits issued under such Environmental Laws with respect to the Leader Property;

(iv)                              There are no pending or, to the knowledge of any Seller, threatened Environmental Claims against any Seller or any Leader Property;

(v)                                 No Seller has knowledge of any facts, circumstances, conditions or occurrences regarding any Seller’s past or present business or operations or with respect to any Leader Property or any property adjoining any Leader Property that could reasonably be expected to (i) form the basis of an Environmental Claim against any Seller or any of the Leader Property or assets or (ii) cause any Leader Property or assets to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law;

(vi)                              There are no underground storage tanks or sumps located on any Leader Property or on any property that adjoins or is adjacent to any Leader Property;

(vii)                           No Seller nor any Leader Property is listed or, to the knowledge of any Seller, proposed for listing on the National Priorities List under CERCLA or on any similar federal, state or foreign list of sites requiring investigation or clean-up, and no Seller has received any requests for information pursuant to 104(e) of CERCLA or any state counterpart or equivalent;

(viii)                        Each Seller has obtained all required Environmental Permits and is in compliance with the terms of each Environmental Permit.  There are no Environmental Permits of any Seller that are nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby; and

(ix)                                No Seller has any liability under any Environmental Law (including an obligation to remediate any Environmental Condition whether caused by any Seller or any other Person).

(b)                                 Each Seller has delivered or made available to Purchaser true and complete copies of all environmental investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of such Seller (or by a third party of which such Seller has knowledge) in relation to the current or prior business of such Seller or any Leader Property.

(c)                                  For purposes of this Section 5.1.16, the term “Seller” (including the use of such term in the term “Leader Property”) will include any entity which is, in whole or in part, a predecessor of Seller.

5.1.17.               Plans and Material Documents.  (a)  Schedule 5.1.17(a) sets forth a list of all Benefit Plans with respect to which any Seller or any ERISA Affiliate of any Seller has or has had prior to the date hereof any obligation or liability or which are or were prior to the date hereof maintained, contributed to or sponsored by any Seller or any ERISA Affiliate of any Seller for the benefit of any current or former employee, officer or director of any Seller or any ERISA Affiliate of any Seller (“Employee Benefit Plans”).  No Seller has an express or implied commitment to create, incur liability with respect to or cause to exist any Employee Benefit Plan or to modify any Employee Benefit Plan, other than as required by Law.

(b)                                 No Employee Benefit Plan is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.  No Employee

Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA.  No Seller, ERISA Affiliate of any Seller or Person that was ever an ERISA Affiliate of any Seller or any ERISA Affiliate of Seller in the preceding seven years has ever, has or could have any liability with respect to a multiemployer plan or any plan subject to Title IV of ERISA.  Except as disclosed in Schedule 5.1.17(b), none of the Employee Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by Law, promises retiree medical or life insurance benefits to any current or former employee, officer or director of any Seller or any ERISA Affiliate of Seller.

(c)                                  Except as disclosed in Schedule 5.1.17(c), each Employee Benefit Plan is in compliance with, and has been operated in accordance with, its terms and the requirements of all applicable Law, and each Seller and the ERISA Affiliates of Seller have satisfied all of their statutory, regulatory and contractual obligations with respect to each such Employee Benefit Plan, including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  No legal action, suit, investigation or audit, (including by any Governmental Authority) or claim is pending or, to the knowledge of any Seller, threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could, individually or in the aggregate, reasonably be expected to give rise to any such action, suit or claim.

(d)                                 Each Employee Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt, and, to the knowledge of any Seller, nothing has occurred since the date of such determination letter that would adversely affect the qualified or exempt status of any Employee Benefit Plan or related trust.

(e)                                  No Seller or any ERISA Affiliate of any Seller has any current or future obligation or liability with respect to an Employee Benefit Plan pursuant to the provisions of a collective bargaining agreement.  No Seller employees are subject to an employee leasing agreement or similar arrangement.

(f)                                    No Person that was engaged by any Seller or any ERISA Affiliate of any Seller as an independent contractor or in any other non-employee capacity can or will be characterized or deemed to be an employee of any Seller or any ERISA Affiliate of any Seller under any applicable Laws for any purpose whatsoever including, without limitation, for purposes of federal, state and local income taxation, workers’ compensation and unemployment insurance and eligibility for any Employee Benefit Plan.

5.1.18.               Affiliate Transactions.  Except as disclosed in Schedule 5.1.18(a), there are no outstanding payables, receivables, loans, advances and other similar accounts between any Seller, on the one hand, and any of its Affiliates, on the other hand, relating to the Purchased Assets.

5.1.19.               Customer, Supplier and Employee Relations.  Schedule 5.1.19 includes a complete and correct list of (a) all customers of the Business who have made aggregate purchases in excess of 5% of the total revenues of the Business to date in calendar year 2008 and (b) all suppliers from whom Sellers have purchased in excess of $25,000 in equipment or supplies to date in calendar year 2008.  The relationships of Sellers with such customers and suppliers and the employees of Sellers are good commercial working relationships and, except as disclosed in Schedule 5.1.19, none of such customers, suppliers or employees has canceled, terminated or otherwise materially altered or notified any Seller of any intention to cancel, terminate or materially alter its relationship with any Seller since January 1, 2008 and, to the knowledge of any Seller, there will not be any such change as a result of the transactions contemplated by this Agreement.

5.1.20.               Other Employment Matters.  (a)  No Seller is a party to any labor or collective bargaining agreement; there are no labor or collective bargaining agreements which pertain to any Leader Designated Employee (as defined below); and no Leader Designated Employee is represented by any labor organization.

(b)                                 No labor organization or group of Leader Designated Employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of any Seller, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there is no organizing activity involving any Seller pending or, to the knowledge of any Seller, threatened by any labor organization or group of Leader Designated Employees.

(c)                                  There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations, (ii) events, including the transactions contemplated by this Agreement, that are subject to the Workers’ Adjustment Retraining and Notification Act (“WARN”), or (iii) grievances or other labor disputes pending or, to the knowledge of any Seller, threatened against any Seller or involving any Seller or any of its employees.

(d)                                 There are no complaints, charges or claims against any Seller pending or, to the knowledge of any Seller, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by any Seller, of any Leader Designated Employee, including any claim for workers’ compensation.

(e)                                  Each Seller is in compliance with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice.

(f)                                    Schedule 5.1.20(f) contains a complete and accurate list of the following information for each employee, officer or director of any Seller related to the Business, including each employee on leave of absence or layoff status: employer; name; job title; location; current compensation paid or payable and any change in compensation since the Balance Sheet Date; vacation accrued as of a recent date; and service credited as of a recent date for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan or other Employee Benefit Plan of any Seller; and all bonuses and any other amounts to be paid by any Seller at or in connection with the Closing.

(g)                                 Except as set forth in Schedule 5.1.20(g), to the knowledge of any Seller, no employee, officer or director of any Seller related to the Business is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee, officer or director or (ii) the ability of Purchaser to conduct the Business after the Closing Date.

5.1.21.               Inventory.  Except as set forth in Schedule 5.1.21, all inventories reflected on the Leader Canada Reference Balance Sheet (net of any applicable reserves set forth on the Leader Canada Reference Balance Sheet) and all inventories which have been acquired or produced since the Balance Sheet Date (net of any additional applicable reserves established since such date in the Ordinary Course of Business of Sellers) are in good condition, conform in all material respects with the applicable specifications and warranties of Sellers, are not obsolete, and are usable and salable in the Ordinary Course of Business.  The values at which such inventories are carried are consistent with the past business practices of Sellers.

5.1.22.               Service Warranties; Liability.  Schedule 5.1.22 includes copies of the standard terms and conditions of the sale for the services of Sellers (containing applicable guaranty, warranty, and indemnity provisions).  Except as disclosed in Schedule 5.1.22, none of such services is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

5.1.23.               Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Seller who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements, other than any finder’s fee payable to Canaccord Capital Corporation.

5.1.24.               Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, as of the Closing Date, (i) the aggregate “fair saleable value” of the assets of each of the Sellers, taken as a whole, as of such date, exceeds (A) the value of all “liabilities” of such Seller, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) each Seller, taken as a whole, does not have, as of such date, an unreasonably small amount of capital for the operation of its businesses in which it is engaged or proposed to be engaged following such date, (iii) each Seller, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature, (iv) none of the Sellers is insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to such Seller and (v) no Seller has stopped paying its debts as they are due.

5.1.25.               Disclosure.  None of (i) the information contained in the Schedules, (ii) any other written information furnished to Purchaser by any Seller under this Agreement, or (iii) the representations and warranties of each Seller contained in this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were or are made, not false or misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as of the Closing Date as follows:

6.1                                 Corporate Existence and Power.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.  Purchaser has all corporate power required to carry on its business as now conducted.  Purchaser is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of Purchaser or its business.

6.2                                 Corporate Authorization; Enforceability.  The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within Purchaser’s corporate power and have been duly authorized by the manager of Purchaser and no other corporate action on the part of Purchaser is necessary to authorize this Agreement or any of the Ancillary Agreements to which Purchaser will be a party at the Closing.  This Agreement has been, and each of the Ancillary Agreements to which Purchaser will be a party at the Closing will have been, duly executed and delivered by Purchaser.  Assuming the due execution and delivery by Sellers of this Agreement and each of the Ancillary Agreements to which Purchaser will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which Purchaser will be a party at the Closing will constitute at the Closing, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

6.3                                 Non-Contravention.  The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser will be a party at the Closing do not and will not at the Closing (a) violate the certificate of incorporation or bylaws or other similar constituent documents of Purchaser, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of Purchaser or any licenses to which Purchaser is a party), or

(d) result in a violation of or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser or to a loss of any benefit to which Purchaser is entitled under, any contract, agreement or other instrument binding upon Purchaser or any license, franchise, Permit or other similar authorization held by Purchaser.

6.4                              Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1                              Employees and Benefit Plans.  (a)  Offers of Employment.  Schedule 7.1 lists, as of the date hereof, all persons (together with their respective titles, current salaries and vacation accrued through the date hereof) who are employees of Sellers related to the Business (“Leader Employees”) (including those Leader Employees, if any, on sick leave, short-term or long-term disability, workers’ compensation, vacation, leave of absence or military leave of absence).  Purchaser agrees to offer on the Closing Date employment to all Leader Employees listed in Schedule 7.1, subject to such employees meeting Purchaser’s standard employment eligibility requirements and mutual agreement between such employees and Purchaser as to their compensation levels.  All Leader Employees who become employees of Purchaser pursuant to this Section 7.1 are referred to hereinafter as “Leader Designated Employees.”  All Leader Employees who decline employment with Purchaser are referred to hereinafter as “Non-Leader Designated Employees.”

(b)                              Employee Benefits.

(i)                                     Except as expressly provided otherwise herein, continued coverage of all Leader Designated Employees, their dependents and beneficiaries under any Benefit Plan will in all respects terminate effective as of the Closing Date, and Sellers will cause the Leader Designated Employees to cease actively participating in the Employee Benefit Plans effective as of the Closing Date except to the extent required by COBRA or other applicable law.  From and after the Closing Date, each Seller and its ERISA Affiliates will be and remain responsible for any benefits due to the Leader Designated Employees under the Employee Benefit Plans, and Purchaser will have no responsibility whatsoever therefor.  Sellers will have no liability or responsibility for any coverage or non-coverage of the Leader Designated Employees under Purchaser’s benefit plans.  Purchaser will have no liability with respect to any Non-Leader Designated Employees.  Sellers shall calculate and pay within five (5) days of the Closing Date all accrued and unpaid compensation, bonuses and vacation pay for all Leader Designated Employees.

(ii)                                  Sellers will remain liable for and continue to pay all benefits and claims under any Employee Benefit Plan, including medical, dental, vision and life insurance plan expenses and benefits for each Leader Employee (including the Leader Designated Employees) with respect to claims incurred or attributable to any period, prior to the Closing Date in respect of such Leader Employees or their covered dependents and all such expenses and benefits for each Non-Leader Designated Employee with respect to claims incurred on or after the Closing Date in respect of such Non-Leader Designated Employees or their covered dependents.  Purchaser will assume and become liable for all medical, dental, vision and life insurance plan expenses and benefits in respect to all Leader Designated Employees or their covered dependents thereof in accordance with the terms of any applicable employee benefit plan of Purchaser (or, at Purchaser’s option, any of its Affiliates) from and after their respective dates of hire by Purchaser (the “Hire Date”).  For purposes of this Section 7.1, a claim is deemed to be incurred when the service(s) giving rise to such claim are performed.  Each Seller and its ERISA Affiliates shall be and are solely responsible for providing COBRA continuation of health coverage to Seller’s employees, their dependents and any other person covered by the Seller’s or its ERISA Affiliates’ health plan, including coverage for qualified beneficiaries prior to Closing and individuals who become qualified beneficiaries under COBRA as a result of the transactions contemplated by this Agreement.  Sellers shall take all necessary actions to arrange for and provide the COBRA continuation coverage required in the preceding sentence.

(iii)                               Sellers will remain liable for and will pay all short-term disability benefits payable to all Leader Designated Employees with respect to any period commencing prior to the Closing Date in accordance with the terms of any applicable employment benefit plan of Sellers.  Purchaser will be liable for and will pay all short-term disability benefits payable to all Leader Designated Employees with respect to any period commencing on or after their respective Hire Dates thereof in accordance with the terms of any applicable employee benefit plan of Purchaser.

(c)                                  Other Benefit Plans.  With respect to any other Employee Benefit Plans not specifically addressed in this Agreement, including but not limited to pension plans, deferred compensation plans, post-retirement plans, incentive plans, bonus plans, equity-based compensation plans, severance and fringe benefit plans, Sellers will retain all liability therefor and Purchaser will have no liability therefor.

(d)                                 WARN Liabilities.  Sellers shall retain all liabilities under WARN that exist prior to Closing or that arise in connection with the transactions contemplated by this Agreement.

(e)                                  Workers’ Compensation.  Sellers will retain all liability for any workers’ compensation claims of the employees of any Seller arising from or relating to any injury, illness or condition incurred or existing prior to the Closing Date.

(f)            No Third Party Beneficiaries.  No third party benefits in favor of any person, including the employees of any Seller, will be created, implied or inferred from the provisions of this Section 7.1.

7.2           Books and Records.  (a)  From and after the Closing Date, Purchaser will give Sellers’ representatives reasonable access to such documentation and information and reasonable access to, and cause the cooperation of, employees of Purchaser which Sellers may reasonably require (i) to prepare and file Tax Returns and to respond to any issues which may arise with respect to Taxes for which Sellers are responsible to the extent relating to the Purchased Assets or Assumed Liabilities, (ii) with respect to any Retained Liabilities, and (iii) to defend any claim which Sellers are required to defend pursuant to this Agreement or in connection with the operation of the Business prior to the Closing Date.  Prior to the third anniversary of the Closing Date, Purchaser will give Sellers at least ten days’ prior written notice of Purchaser’s intention to dispose of any books, records or other documentation which are delivered to Purchaser under the terms of this Agreement.  Sellers will have the opportunity to obtain possession, at their own expense, of any such books, records or documentation as Sellers may reasonably require prior to Purchaser’s disposition thereof prior to the third anniversary of the Closing Date.  In the absence of bad faith or willful misconduct, Purchaser will have no liability arising out of or in connection with its retention and handling of such records.

(b)           From and after the Closing Date, Sellers will give Purchaser’s representatives reasonable access to such documentation and information and reasonable access to, and cause the cooperation of, employees of Sellers which Purchaser may reasonably require to (i) prepare and file Tax Returns and respond to any issues which may arise with respect to Taxes for which Purchaser is responsible to the extent relating to the Purchased Assets or Assumed Liabilities or (ii) defend any claim which Purchaser is required to defend pursuant to this Agreement or in connection with the operation of the Business after the Closing Date.  Prior to the third anniversary of the Closing Date, Sellers will give Purchaser at least ten days’ prior written notice of Sellers’ intention to dispose of any books, records or other documentation which Sellers are entitled to retain pursuant to this Agreement, and Purchaser will have the opportunity to obtain possession, at its own expense, of any such books, records or documentation as Purchaser may reasonably request prior to Sellers’ disposition thereof prior to the third anniversary of the Closing Date.  In the absence of bad faith or willful misconduct, Sellers will not have any liability arising out of or in connection with its retention and handling of such records.

(c)           Information which is obtained by either party pursuant to this Section 7.2 will be kept confidential by such party; provided, however, that in the event the party or any of its representatives is requested or required pursuant to applicable Law by any Governmental Authority to disclose any such information, the party may do so after providing the other party with notice of the request or requirement so that the other party may attempt, at its own expense, to obtain a protective order.  Each party will use reasonable efforts to limit access to such information on a “need to know” basis.  Neither party may use information obtained from the other party pursuant to this subsection to compete with the other party.

7.3           Transfer of Certain Purchased Assets and Excluded Assets. Within 30 days of the Closing Date, Sellers shall, at their sole cost, expense and risk, cause the coiled tubing strings indentified by Purchaser, which coiled tubing strings constitute a portion of the Excluded Assets, to be removed from the facilities of Purchaser and any of its Affiliates in whole, and not in part, and not disassembled, dismantled or otherwise taken apart prior to their removal from such facilities.

(b)           Sellers shall, at their sole cost, expense and risk, cause the previously scheduled repairs to be completed on the coiled tubing unit indentified on Schedule 7.3(b), which coiled tubing unit constitutes a portion of the Purchased Assets, and shall deliver, at their sole cost, expense and risk, such coiled tubing unit to Purchaser’s facility located in Minot, North Dakota by August 15, 2008.

(c)           Sellers shall, at their sole cost, expense and risk, cause the storage trailers indentified on Schedule 7.3(c), which storage trailers constitute a portion of the Purchased Assets, to be delivered to Purchaser’s facility located in Minot, North Dakota within seven (7) days of the Closing Date.

(d)           Purchaser shall use reasonable commercial efforts to arrange for the return of deposits held by lessors for property used in Sellers’ Jane Lew, West Virginia operations up to a maximum amount of $155,000.00, which deposits constitute a portion of the Excluded Assets.

7.4           Michigan Property.  Following the Closing, Purchaser shall conduct or have conducted an Environmental Assessment of the Michigan Property. Purchaser shall use its commercially reasonable efforts to complete such Environmental Assessment as soon as practicable after the Closing Date. Following Purchaser’s completion of such Environmental Assessment, Purchaser shall deliver to Sellers a written notice setting forth Purchaser’s plan and cost estimate to remedy the Potential Liability (the “Remediation Plan”). The cost estimate shall include investigation, removal, monitoring, remedial or other costs typically associated with the proposed remedy set forth in the Remediation Plan and the investigation costs incurred by Purchaser pursuant to the Environmental Assessment of the Michigan Property. Sellers shall be permitted to review and discus the Remediation Plan with the Purchaser prior to its finalization by Purchaser. Thereafter, Purchaser shall conduct or have conducted the finalized Remediation Plan and shall be entitled to pay for the cost thereof by retention of the General Holdback Amount.  Nothing herein shall limit or prohibit Purchaser, in Purchaser’s sole discretion, from submitting a Baseline Environmental Assessment to the MDEQ for the Michigan Property.

7.5           Collection of Payments.  Following the Closing, (a) Sellers will promptly, and in any event, not later than seven days following receipt, forward to Purchaser any payments received by Sellers with respect to any of the Purchased Assets, and any checks, drafts or other instruments payable to Sellers will, when so delivered, bear all endorsements required to effectuate the transfer of the same to Purchaser, (b) Sellers will promptly forward to Purchaser any mail or other communications received by Sellers relating to the Purchased Assets or the Assumed Liabilities, (c) Purchaser will promptly, and in any event, not later than seven days following receipt, forward to Sellers any payments received by Purchaser with respect to any of the Excluded Assets, and any checks, drafts or other instruments payable to Purchaser shall, when so delivered, bear all endorsements required to effect the transfer of the same to Sellers, and (d) Purchaser will promptly forward to Sellers any mail or other communications received by Purchaser relating to the Excluded Assets or the Retained Liabilities.

7.6           Further Assurances.  From time to time, as and when requested by either party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

7.7           Certain Tax Matters.  (a)  Any sales (including Goods and Services Tax), use, transfer, vehicle transfer, stamp, conveyance, value added or other similar Taxes that may be imposed by any Governmental Authority, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the purchase and sale of the Purchased Assets or on account of this Agreement or the transactions contemplated hereby, will be borne by Sellers.

(b)           Sellers will cause to be included in their income Tax Returns for all periods or portions thereof ending on or before the Closing Date, all revenue and expense relating to the operations of the Business during such periods or portions thereof (including revenue attributable to the consummation of the transactions contemplated hereby).  Sellers will prepare and timely file or cause to be prepared and timely filed all such Tax Returns with the appropriate Governmental Entities.  Seller will make all payments of Tax shown to be due and owing in such Tax Returns.

(c)           Sellers and Purchaser will (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any Taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period.  In addition, Sellers will retain until the applicable statutes of limitations (including any extensions) have expired copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before or which include the Closing Date and will not destroy or otherwise dispose of any such records without first providing Purchaser with a reasonable opportunity to review and copy the same.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1           Survival.  The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith will survive the Closing for twenty-four months; provided, however, that (i) the representations and warranties contained in Section 5.1.9 (Tax Matters) shall survive until 180 days after the expiration of the applicable statute of limitations covered thereby (after giving effect to any waiver, mitigation or extension thereof granted by Sellers) and (ii) the Selected Seller Representations and Warranties will survive the Closing indefinitely.  Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice.  All covenants and agreements of the parties contained in this Agreement will survive the Closing indefinitely.  The representations and warranties will not be affected or reduced as a result of any investigation or knowledge of Purchaser.

8.2           Indemnification.  (a)  Sellers will jointly and severally indemnify, defend and hold harmless Purchaser and its officers, directors, employees, affiliates, stockholders and agents, and the successors to the foregoing (and their respective officers, directors, employees, affiliates, stockholders and agents) against any and all liabilities, damages and losses, including diminution in value of the Business to Purchaser, and, but only to the extent asserted in a Third-Party Claim, punitive damages, and all costs or expenses, including reasonable attorneys’ and consultants’ fees and expenses incurred in respect of Third-Party Claims or claims between the parties hereto (“Damages”), incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by Sellers in Article V to be true and correct as of the date of this Agreement and as of the Closing Date as if made anew at and as of the Closing Date, (ii) the breach of any covenant or agreement made or to be performed by Sellers pursuant to this Agreement or the Lease Agreement, (iii) any Retained Liabilities, and (iv) any claims under any Bulk Transfer Laws, (v) any Environmental Claims or Environmental Conditions which relate to the business of Sellers prior to the Closing Date or the use or operation of the Purchased Assets prior to the Closing Date, and (vi) personal injury, death or property damage arising out of any product manufactured or sold by Sellers prior to the Closing Date.

(b)           Purchaser will indemnify, defend and hold harmless each Seller and its respective officers, directors, employees, affiliates, stockholders and agents and the successors to the foregoing (and their respective officers, directors, employees, affiliates, stockholders and agents) against Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by Purchaser in Article VI to be true and correct as of the Closing Date, (ii) the breach of any covenant or agreement made or to be performed by Purchaser pursuant to this Agreement, or (iii) any Assumed Liabilities.

8.3           Procedures.  (a)  If any Person who or which is entitled to seek indemnification under Section 8.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after receipt of such written notice of such Third-Party Claim.  Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably estimable, of the Damages that have been or may be sustained by the Indemnified Party.  The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which will be reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

(b)           If, within 20 days after giving notice of a Third-Party Claim to an Indemnifying Party pursuant to Section 8.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in the last sentence of Section 8.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten days after receiving written notice from the Indemnified Party or if the Indemnified Party reasonably believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Damages relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith; provided, however, that the Indemnifying Party shall not be liable for the costs and expenses of more than one counsel for all Indemnified Parties in any one jurisdiction.  Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties.  If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect.  If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer.  The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary in connection with the Indemnifying Party’s defense of any Third-Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

(c)           Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after the Indemnified Party becomes aware of such Direct Claim.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of 20 days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such 20 day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)           A failure to give timely notice or to include any specified information in any notice as provided in Section 8.3(a), 8.3(b) or 8.3(c) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

8.4           Payment of Indemnification Payments.  All indemnifiable Damages under this Agreement will be paid in cash in immediately available funds unless otherwise satisfied by a retention of all or part of the General Holdback Amount by Purchaser.  All indemnifiable Damages payable by Sellers under this Article VIII shall be net of amounts actually recovered by Purchaser or its Affiliates under any insurance policy.

ARTICLE IX

MISCELLANEOUS

9.1           Notices.  All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (receipt confirmed) or one Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)           If to Purchaser to:

Key Energy Pressure Pumping Services, LLC
1301 McKinney Street, Suite 1800
Houston, Texas 77010
Facsimile:  (713) 651-4559
Attention:  General Counsel

with a copy to:

Porter & Hedges, L.L.P.
1000 Main Street, 36th Floor
Houston, Texas 77002
Facsimile:  (713) 228-1331
Attention:  William W. Wiggins, Jr. and E. James Cowen

(b)           If to Sellers, to:

Leader Energy Services Ltd.
210, 703 - 6 Avenue S.W.
Calgary, AB T2P 0T9
Facsimile:  (403) 263-6789
Attention:  Don Baird

with a copy to:

Macleod Dixon LLP
3700 Canterra Tower
400 Third Avenue SW
Calgary, AB T2P 4H2
Facsimile:  (403) 264-5973
Attention:  D. Richard Skeith

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

9.2           Amendments and Waivers.  (a)  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

9.3           Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor, accountant or similar person engaged by such party.

9.4           Successors and Assigns.  The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party hereto; provided, however, that Purchaser may assign its rights and obligations under this Agreement to a wholly-owned Affiliate of Purchaser, it being understood that such assignment will not relieve Purchaser from its obligations hereunder.  Any assignment in violation of the preceding sentence will be void ab initio.

9.5           No Third-Party Beneficiaries.  Except as provided in Article VIII and Section 9.4, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

9.6           Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof.

9.7           Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Texas, in Harris County, and the federal courts in the Southern District of Texas.  Each of the parties (i) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.1 will be deemed effective service of process on such party.

9.8           Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

9.9           Table of Contents; Headings.  The table of contents and headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

9.10         Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement.  This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

9.11         Severability; Injunctive Relief.  If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable.  This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

9.12         Arbitration.  Any dispute between the parties hereto with respect to any claim for indemnification or otherwise arising under this Agreement shall be resolved by binding arbitration in accordance with the following provisions, provided, however, that either party may seek injunctive relief or other equitable relief to preserve the status quo pending arbitration.

(a)           Either party to this Agreement may submit any dispute that is subject to arbitration by giving written notice to the other party hereto.  Within 30 days after receipt of such notice by such other party, the parties hereto shall mutually select an arbitrator.  If the parties are unable to agree upon such selection within such 30 days, then either party may, upon at least five days prior written notice to the other party, request the American Arbitration Association to appoint the arbitrator.  The American Arbitration Association may thereupon appoint the arbitrator.  The arbitrator shall be impartial and unrelated, directly or indirectly, so far as rendering of services is concerned to either of the parties or any of their respective Affiliates.  The arbitration shall be conducted in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as then in effect, except as otherwise provided in this Section 9.12, and the arbitrator shall be paid on an hourly basis, except as otherwise mutually agreed.

(b)           The arbitrator shall investigate the facts and may, in his or her discretion, hold hearings, at which the parties hereto may present evidence and arguments, be represented by counsel and conduct cross-examination.  The arbitrator shall render a written decision on the matter presented as soon as practicable after his or her appointment and in any event not more than 90 days after such appointment.  The decision of the arbitrator, which may include equitable relief, shall be final and binding on the parties hereto, and judgment upon the decision may be entered in any court having jurisdiction thereof.  If the arbitrator shall fail to render a decision within such 90 day period, either party may institute such action or proceeding in such court as shall be appropriate in the circumstances and upon the institution of such action, the arbitration proceeding shall be terminated and shall be of no further force and effect.  The prevailing party shall be awarded reasonable attorneys’ fees, expert and non-expert witness costs and expenses incurred in connection with the arbitration, and the fees and costs of the arbitrator shall be borne by the nonprevailing party unless, in either case, the arbitrator for good cause determines otherwise.  In resolving any dispute, the arbitrator shall apply the provisions of this Agreement and applicable law, without varying therefrom in any respect.  The arbitrator shall not have the power to add to, modify or change any of the provisions of this Agreement.

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The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER:

KEY ENERGY PRESSURE PUMPING SERVICES, LLC

By:	/s/ William M. Austin
Name:	William M. Austin
Title: Vice President

SELLERS:

LEADER ENERGY SERVICES LTD.

By:	/s/ Rodney Hauser
Name:	R. Hauser
Title: President & CEO

LEADER ENERGY SERVICES USA LTD.

By:	/s/ Rodney Hauser
Name:	R. Hauser
Title: President & CEO

CEMENTRITE, INC.

By:	/s/ Rodney Hauser
Name:	R. Hauser
Title: President & CEO

[Signature page to Asset Purchase Agreement]